FEE WAIVER AGREEMENT

American Express Financial Corporation ("AEFC") and American Express Client Service Corporation ("AECSC") agree to waive fees and reimburse certain expenses and AXP Partners Select Value Fund (the "Fund"), a series of AXP Partners Series, Inc., agrees to accept those waivers and reimbursements, as described below:

1.   AEFC and AECSC.

     (a) Applicable Agreements. To the extent that the Fund's total expenses exceed the expense ratios set out in paragraph (b), AEFC and AECSC agree to waive fees and reimburse certain expenses under the following agreements:

          o Investment Management Services Agreement between the Fund and AEFC dated December 1, 2002.


          o Administrative Services Agreement between the Fund and AEFC dated January 10, 2002.


          o Transfer Agency Services Agreement between the Fund and AECSC dated May 1, 2003.

AEFC also agrees to pay certain non-advisory expenses of the Fund if necessary to meet the expense ratio limits set out in paragraph (b). AEFC will determine the allocation of fee waivers and expense reimbursements among the applicable agreements.

     (b) Fee Caps. AEFC and AECSC agree to waive fees and reimburse certain expenses to the extent that total expenses exceed the following expense ratios:

    --------------------- ---------- ---------- ---------- ---------- ----------
    Fund                   Class A    Class B    Class C    Class I    Class Y
    --------------------- ---------- ---------- ---------- ---------- ----------
    Partners Select Value   1.44%      2.20%      2.20%      1.00%      1.26%
    Fund
    --------------------- ---------- ---------- ---------- ---------- ----------

2. Termination. This agreement will terminate following shareholder approval of the Reorganization at a shareholder meeting scheduled to be held on June 9, 2004,or any adjournment, unless extended by written agreement of the Fund and AEFC.


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This agreement is dated as of the 15th day of March, 2004.


     AXP Partners Series, Inc.
         AXP Partners Select Value Fund





         By: /s/  Leslie L. Ogg
             -------------------------
                  Leslie L. Ogg
                  Vice President

     AMERICAN EXPRESS FINANCIAL CORPORATION



         By: /s/  Paula R. Meyer
             -------------------------
                  Paula R. Meyer
                  Senior Vice President and General Manager- Mutual Funds

     AMERICAN EXPRESS CLIENT SERVICE CORPORATION




         By: /s/  Bridget Sperl
             -------------------------
                  Bridget Sperl
                  Senior Vice President